Exhibit 3.1

Amendments to Articles of Organization of American Science and Engineering, Inc.

Articles II, III, IV and VI are hereby amended as follows:

Article II is hereby amended in its entirety to read as follows:

The corporation shall have the purpose of engaging in any lawful business.

Article III is hereby amended in its entirety to read as follows:

The Total authorized prior to the amendment:

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
Preferred	100,000	Common	20,000,000	$0.66 2/3

The Total authorized after amendment:

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
		Common	1,000	$0.001

Article IV is hereby amended in its entirety to read as follows:

Not applicable.

Article VI is hereby amended in its entirety to read as follows:

1. Minimum Number of Directors.  The board of directors may consist of one or more individuals, notwithstanding the number of shareholders.

2. Personal Liability of Directors to Corporation.  No director shall have personal liability to the corporation for monetary damages for breach of his or her fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, as amended from time to time (“Chapter 156D”), or any successor provision to such Section, or (d) for any transaction from which the director derived an improper personal benefit.

3. Shareholder Action Without a Meeting by Less Than Unanimous Consent.  Action required or permitted by Chapter 156D to be taken at a shareholders meeting may be taken without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

4. The board of directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in Chapter 156D of the General laws of Massachusetts, as amended from time to time, the Articles of Organization or the bylaws requires action by the shareholders.